UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-26915

                                   LEXON, INC.
                              c/o Ronald C. Kaufman
                           Kaufman & Associates, PLLC
                       624 South Boston Avenue, 10th Floor
                                 Tulsa, OK 74119
                                 (918) 584-4463

                         Common Stock , $0.001 Par Value
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)       [  X  ]           Rule 12h-3(b)(1)(ii)      [    ]
  Rule 12g-4(a)(1)(ii)      [     ]           Rule 12h-3(b)(2)(i)       [    ]
  Rule 12g-4(a)(2)(i)       [     ]           Rule 12h-3(b)(2)(ii)      [    ]
  Rule 12g-4(a)(2)(ii)      [     ]           Rule 15d-6                [    ]
  Rule 12h-3(b)(1)(i)       [     ]

                Approximate number of holders of record as of the
                        certification or notice date: 128


         Pursuant to the requirements of the Securities Exchange Act of 1934, Lexon, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                     LEXON, INC.


                                                     By:  /s/ Ronald C. Kaufman
                                                     --------------------------
                                                     Ronald C. Kaufman
                                                     Counsel

Date:             July 9, 2004